UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549


SCHEDULE 13g

Under the Securities Exchange Act of 1934

ANTS SOFTWARE INC.
 (Name of Issuer)

Common Stock, par value $.0001 per share
(Title of Class of Securities)

037271103
(CUSIP Number)

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

	( )	Rule 13d-1 (b)

	( )	Rule 13D-1 (c)

	( )	Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that sectin of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 037271103		SCHEDULE 13G






1.	NAME OF REPORTING PERSONS.

I.R.S. INDENTIFICATION NOS. OF ABOVE PERSONS(ENTITIES ONLY)

			Perry D. Logan

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
INSTRUCTIONS)		(a)  [ ]
(b)	[ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

		Nevada

	NUMBER OF		5.	SOLE VOTING POWER	3,135,000
	SHARES
	BENEFICIALLY	6.	SHARED VOTING POWER		0
	OWNED BY
	EACH			7	SOLE DISPOSITIVE POWER	3,135,000
	REPORTING
	PERSON WITH	8.	SHARED DISPOSITIVE POWER	0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

3,135,000

10.	CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES (SEE INSTRUCTIONS) [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.57%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

		IN

Item 1(a) 	Name of Issuer:

		ANTs software inc.

Item 1(b)	Address of Issuer's Principal Executive Offices:

			801 Mahler Road, Suite G
			Burlingame, CA  94010

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CUSIP NO. 03271103	SCHEDULE 13G

Item 2 (a)		Name of Person Filing:

				Perry D. Logan

Item 2 (b)	Address of Principal Business Office or, if none,
Residence:

	P. O. Box 30370
	Las Vegas, Nevada 89173

Item 2 (c)	Citizenship:

	United States of America

Item 2 (d)	Title of class of Securities:

Item 2 (e)	CUSIP Number:
	037271103

Item 3.	If this Statement is Filed Pursuant to Rule 13d-
1(b), or 13d-2(b) or (c),
Check Whether the Person Filing is a:

(a)[ ]	Broker or dealer registered under Section 15 of
the Exchange Act.
(b)[ ]	Bank as defined in Section 3(a) (6) of the
Exchange Act.
(c)[ ]	Insurance company as defined I Section 3 (a)(19)
of the Exchange Act.
(d)[ ]	Investment Company as  defined in Section 8 of
the Investment Company Act.
(e)[ ]	An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E).
(f)[ ]	An employee benefit plan or endowment fund in
accordance with Rule 13d-1(b)(ii)(F).
(g)[ ]	A parent holding company or control person in
accordance with Rule 13d-1(b) (1)(ii)(G).
(h)[ ]	A savings association as defined in Section 3(b)
of the Federal Deposit Insurance Act.
(i)[ ]	A church plan that is excluded from the
definition of an investment company under Section
3(c)(14) of the Investment Company Act.
(j)[ ]	Group, in accordance with rule 13d-
1(b)(1)(ii)(J).

		N/A

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CUSIP No. 037271103	SCHEDULE 13g

Item 4.	Ownership

(a)	amount beneficially owned:

3,135,000

(b)	Percent of class:

 	9.57%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

3,135,000
(ii)	Shared power to vote or to direct the  vote:

0

(iii)	Sole power to dispose or to direct the
disposition of:

3,135,000

(iv)	Shared power to dispose or to direct the
disposition of:

0

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another
Person:

Item 7. Identification and Classification of the Subsidiary which
Acquired the Security Being Reported on By the Parent Holding company of Control Person:

Item 8. Identification and classification of Members of the
Group:

Item 9. Notice of dissolution of Group:

Item 10. Certification:

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 037271103		SCHEDULE  13G

Dated:
					By	/s/  Perry D. Logan
						--------------------------------
						SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:

				 	By:	/s/ Perry D. Logan
				--------------------------------



















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